April 1, 2000

Atlas Advisers, Inc.
794 Davis Street
San Leandro, CA  94577

Ladies and Gentlemen:

This will confirm our agreement with respect to the reduction by you in the operating expenses for the various series (each a "Fund") of Atlas Assets, Inc. (the "Company").

You have agreed that, during the Company's fiscal year ending December 31, 2000, you will waive investment management fees and reimburse other operating expenses of each Fund to the extent necessary to ensure that the total operating expenses of each Fund do not exceed the percentage set forth in Exhibit A of the average daily net assets of the Fund (the "Expense Cap").

This letter supersedes all prior agreements between us with respect to such Expense Caps.

Please sign this letter below to confirm our agreement regarding this matter.

Very truly yours,

ATLAS ASSETS, INC.


By:  /s/ Larry E. LaCasse
     ----------------------
     Larry E. LaCasse
     Group Senior Vice President
     Chief Operating Officer



Agreed to this 1st day of April 2000:

ATLAS ADVISERS, INC.


By:  /s/ Larry E. LaCasse
---------------------------
     Larry E. LaCasse
     Group Senior Vice President
     Chief Operating Officer

                                     EXHIBIT A
                                EXPENSE CAP SCHEDULE

                                                              EXPENSE
                       FUND                                CAP SCHEDULE
                       ----                                ------------
     Atlas U.S. Treasury Money Fund (Class A)                 0.69%
     Atlas National Municipal Money Fund                      0.73%
     Atlas California Municipal Money Fund                    0.63%
     Atlas U.S. Treasury Money Fund (Class B)                 1.44%
